EXHIBIT 99.1

WeTrade Group Launches its Xiamen Branch to Vigorously Develop the "Green Planet Renren Power Plant" Project

BEIJING, Feb. 1, 2023 /PRNewswire/ -- WeTrade Group Inc. ("WeTrade" or the "Company") (NASDAQ: WETG), a global diversified "software as a service" ("SaaS") technology service provider committed to providing technical support and digital transformation tools for enterprises across different industries, today announced that it had set up a branch in Xiamen, China to focus on the development of the "Green Planet·Renren Power Plant" project.

Under the "Green Planet·Renren Power Plant" project, WeTrade connects the producers and lessors of off-grid new energy equipment through technical services on a matchmaking platform provided by WeTrade, in exchange for service commissions.

There are four companies participating in the "Green Planet·Renren Power Plant" project, including WeTrade, FHT Future Technology Ltd (FHTF), Fujian Super Solar Energy Technology Co., Ltd and Hangzhou Lvchi New Energy Co., Ltd. WeTrade and FHT Future Technology Ltd (FHTF) are the initiators of the project, while FHTF serving as the project's equipment lessee; Fujian Super Solar Energy Technology Co., Ltd and Hangzhou Lvchi New Energy Co., Ltd. are the equipment manufacturers. After the user purchases the off-grid new energy power supply equipment TS-3500 produced by the equipment manufacturer, FHTF leases it through the platform and they will pay the user the rent every month. After the lease expires, the lessee will also repurchase the equipment according to the residual value of the equipment.

The TS-3500 is an independently operating off-grid new energy equipment that does not rely on the power grid. At present, it is mainly used in remote mountainous areas, areas without power, islands, communication base stations and mining machines.

As the initiator and lessee of the "Green Planet·Renren Power Plant" project, FHTF has abundant resources in the field of new energy power. The company's core businesses include construction and operation of power grid, mainly providing safe, economic, clean and sustainable power supply to global users. In the next five years, FHTF plans to build clean energy power plants in Central Asia, the Middle East, Europe, North America and South America, with a volume of more than 100GW.

Hechun Wei, Chief Executive Officer of the Company, commented, "New energy power generation is clean, safe, and low cost, which is in line with the current 'two-carbon' policy, and will also become an important industry in the global economic development. 'Green Planet·Renren Power Plant' project is the first project launched by the company in 2023, and will also be one of the most important projects of the company in 2023. We hope that through the development of the new energy business, the company will further drive its growth and create more value for shareholders! "

About WeTrade Group Inc.

WeTrade Group Inc. is a global diversified "software as a service" ("SaaS") technology service provider which is committed to providing technical support and digital transformation tools for enterprises across different industries. The four business segments of WeTrade Group are YCloud, WTPay ,Y-Health and YG.

YCloud is a micro-business cloud intelligent system launched by WeTrade, serving global micro-business industry. YCloud strengthens users' marketing relationship and CPS commission profit management through leading technology and big data analysis. It also helps increase the payment scenarios to increase customers' revenue by multi-channel data statistics, AI fission and management as well as improved supply chain system.

Independently developed by the Company, WTPay supports multiple methods of online payment and eight mainstream digital wallets in over 100 countries to help customers quickly realize global collection and payment business.

Y-Health is the sector focusing on public health business, which engages in developing global business for biological health and medical enterprises. Currently, Y-Health mainly focuses on detection and prevention of epidemic, daily healthcare, traditional Chinese medicines, and others.

YG is the new energy business segment which mainly provides tools and technical support for the digital new energy industry in the Middle East and Central Asia.

For more information, please visit https://ir.wetg.group.

Forward-Looking Statements

This press release contains information about the Company's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company's encourages you to review other factors that may affect its future results in the Company's annual reports and in its other filings with the Securities and Exchange Commission.

SOURCE WeTrade Group Inc.

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